                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into as of the 20th day of September 2000, by and between Veterinary Centers of America, Inc., a Delaware corporation (the "Company") and Neil Tauber, an individual ("Officer").

                                 R E C I T A L S

         Pursuant to that certain Agreement and Plan of Merger by and between the Company, Vicar Operating, Inc., a Delaware corporation and Vicar Recap, Inc., a Delaware corporation dated March 30, 2000, the Company as the surviving corporation in the merger has determined to employ Officer as its Senior Vice President. The parties desire that this Agreement supersede any and all prior employment agreements Officer may have with the Company and that such prior agreements be cancelled.

                                A G R E E M E N T
                                - - - - - - - - -

         NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the Company and Officer agree as follows:

1.       Employment.

         Company hereby employs Officer, and Officer hereby accepts such employment, as Senior Vice President of the Company, on the terms and subject to the conditions set forth herein.

2.       Capacity and Duties.

         2.1 Officer shall serve the Company as its Senior Vice President and shall report directly to the Chief Executive Officer of the Company.

         2.2 Subject to the direction and control of the Chief Executive Officer, Officer shall perform such duties and responsibilities as are currently prescribed by the Bylaws of the Company and which are customarily vested in the office of senior vice president of a corporation.

         2.3 Officer shall devote his business time, energy and efforts faithfully and diligently to promote the Company's interests.

         2.4 The terms of this Section 2 shall not preclude Officer from serving and performing his duties as an officer and/or director of yopet.com, inc., or any of its subsidiaries, or engaging in appropriate professional, educational, civic, charitable or religious activities or from devoting a reasonable amount of time to private investments, provided that such activities do not interfere or conflict with Officer's duties to the Company.

         2.5 Except for routine travel incident to the business of the Company, Officer shall perform his duties and obligations under this Agreement principally from an office provided by the Company in Los Angeles, California or the surrounding area.


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3.       Term.

         This Agreement shall be effective as of the date hereof (the "Effective Date") and shall govern Officer's employment from and after such date. Officer's employment shall terminate on the third anniversary of the Effective Date unless sooner terminated by either party hereto upon 60 days advance written notice or otherwise in accordance with the provisions of this Agreement or extended by an amendment executed by the Company and the Officer (the "Term").

4.       Compensation.

         4.1   Base Salary.
               -----------

               4.1.1 As compensation for services rendered under this Agreement, the Company shall pay to Officer a base salary (the "Base Salary") computed in accordance with Section 4.1.3 below during the Term of this Agreement, payable in accordance with the normal payroll procedures of the Company.

               4.1.2 In addition to the Base Salary, the Company shall pay to Officer additional compensation during each year in the Term of this Agreement in an amount equal to $48,000, payable in accordance with the normal payroll procedures of the Company.

               4.1.3 During the term of this Agreement, Officer's Base Salary shall be $200,000 and shall be adjusted as provided in this Section. Commencing on January 1 2001 and on each anniversary thereafter (each, an "Adjustment Date"), or from time to time at the sole discretion of the Board of Directors, Officer's Base Salary shall be reviewed by the Board of Directors and may be increased, but may never be decreased, in the sole discretion of the Board of Directors; provided, however, on each Adjustment Date, Officer's Base Salary shall be increased by at least an amount which equates to the percentage increase in the consumer price index for the greater Los Angeles metropolitan area from January 1, 2000 to the Adjustment Date.

               4.1.4 The Company may deduct from the Base Salary amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts which the Company is required to withhold by applicable law.

         4.2   Cash Bonus Plan. The Board of Directors shall adopt a cash bonus
               ---------------
plan designed to provide Officer an opportunity to earn annual cash bonuses during each calendar year during his employment (commencing with calendar year
2000) of up to 70% of Officer's Base Salary, pro rated, based on (i) the Company's Adjusted EBITDA and (ii) acquisition goals established by the Chief Executive Officer and the Board of Directors that will be based primarily on the satisfaction of the acquisition plans of the Company, the successful integration and operation of the acquisitions and the overall performance of the Company as it relates to the business plan of the Company. Approximately 40% any bonus will reflect EBITDA goals and 60% of any bonus will reflect acquisition goals. The amount of the cash bonus related to EBITDA goals for any particular calendar year shall be determined as follows: (i) if the Company's Adjusted EBITDA for such calendar year is 95% or below the Target for such calendar year, Officer shall not receive a cash bonus for such calendar year (ii) if the Company's Adjusted EBITDA for such calendar year is between 95% and 100% of the Target for such calendar year,


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Officer shall receive a cash bonus pro rated between 0% and 15% of the Officer's
Base Salary for such calendar year; (iii) if the Company's Adjusted EBITDA for such calendar year is equal to 100% of the Target for such calendar year, Officer shall receive a cash bonus equal to 15% of the Officer's Base Salary for such calendar year; (iv) if the Company's Adjusted EBITDA is between 100% and 105% of the Target for such calendar year Officer shall receive a cash bonus prorated between 15% and 30% of the Officer's Base Salary for such calendar year, and (v) if the Company's Adjusted EBITDA for such calendar year is equal to 105% of the Target for such calendar year, Officer shall receive a cash bonus equal to 30% of the Officer's Base Salary for such calendar year. Officer's cash bonus for 2000 shall be based on the Base Salary provided for in this Agreement, as if Officer received such Base Salary for the entire calendar year. Officer shall receive the full cash bonus for calendar year 2000 notwithstanding that this Agreement was entered into during the calendar year. If this Agreement is terminated in the middle of a calendar year, Officer shall receive a cash bonus for services rendered through the Termination Date (as defined below) equal to the cash bonus he would have received for the entire calendar year, pro rated through the Termination Date. All cash bonuses hereunder shall be paid to Officer within five business days following the date the audited consolidated financial statements for the Company for the applicable calendar year become available. For purposes of this Agreement, Adjusted EBITDA shall mean consolidated earnings for the Company before interest, taxes, depreciation and amortization and any amount of expense arising under that certain Management Services Agreement dated as of the date hereof by and between the Company, Vicar Operating, Inc., a Delaware corporation and Leonard Green & Partners, L.P. for a calendar year, as reflected on the Company's audited consolidated financial statements for such calendar year. For purposes of this Agreement, the term, "Target," shall mean the planned targeted Adjusted EBITDA for the Company for each calendar year as set forth on Exhibit A attached hereto, which Exhibit shall be amended from time to time to reflect (x) transactions after the date hereof outside of the ordinary course of business, such as (i) material acquisitions that require consent of the lenders party to the Credit and Guaranty Agreement, dated as of the date hereof, by and among the Company, the lenders party thereto from time to time, and the other signatories thereto or
(ii) dispositions of assets and changes in accounting policy, and (y) extensions of the Term of this Agreement beyond the third anniversary of the Effective
Date. In any such case, the parties shall negotiate in good faith amendments to the Exhibit that are equitable in the circumstances. Any bonus for achievement of acquisition goals will be determined by the Board of Directors taking into consideration the recommendations of the Chief Executive Officer.

         4.3   Stock Options. If options are granted to Officer pursuant to
               -------------
the Company's stock incentive programs, the options shall vest in 24 equal monthly installments on the first day of each month commencing on the date of grant. All options to purchase the Company's Common Stock granted to Officer whether pursuant to a Company Stock Option Plan or otherwise and notwithstanding the provisions of any other agreement to the contrary, may be exercised by Officer or by Officer's family by delivery of a promissory note in the amount of the total exercise price of the option (the "Exercise Price"). The promissory note shall bear interest at the then current thirty year U.S. treasury bond rate, shall be nonrecourse except to the security referred to in the following clause, shall be secured by the Common Stock of the Company so purchased, and shall be payable in full (principal and interest) on the fourth anniversary of the date of the purchase of the shares. Notwithstanding the foregoing, Officer shall apply all proceeds from the sale of the shares so purchased by delivery of a promissory note to the repayment of principal and interest outstanding under the note until all principal and interest is paid in full. Following such time as the Company's Common Stock is registered under the Securities Exchange Act of 1934, as amended, the Company shall maintain an effective registration statement covering the shares underlying the options granted to Officer whether pursuant to a Company Stock Option Plan or otherwise.


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         4.4   Benefits.
               ---------

               4.4.1 Vacation. Officer shall be entitled to four weeks paid
                     --------
vacation for each calendar year during Officer's employment; provided, however,
                                                             --------  -------
that vacation shall only be taken at such times as not to interfere with the necessary performance of Officer's duties and obligations under this Agreement.

               4.4.2 Automobile. The Company shall provide Officer with the use
                     ----------
of a luxury automobile that is selected by Officer and approved by the Board of Directors, the cost (the "Automobile Cost") of which during the first year of the Term shall not be less than the cost that the Company currently provides for Officer's use of a Mercedes Benz 1999 Model. The Company shall pay all costs of insurance, repair, maintenance and operation of such automobile. At the end of a three year period (or termination of employment, if earlier), Officer may, but is not obligated to, purchase the automobile for the book value of the automobile on the Company's financial records.

               4.4.3 Other Benefits; Insurance. During the term of Officer's
                     -------------------------
employment under this Agreement, if and to the extent eligible, Officer shall be entitled to participate in all operative Officer benefit and welfare plans of the Company then in effect ("Company Officer Benefit Plans"), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis generally applicable to the executives of the Company; provided, however, that nothing contained in this Section 4.4.3 shall,
         --------  -------
in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating, any Company Officer Benefit Plan at any time (whether during or after the term hereof) except that the Company will at all times during the term hereof and any severance period referred to in Section 8 or 9 hereof maintain medical insurance (including Exec-U-Care Medical Reimbursement Insurance or a substantially similar policy) covering Officer and his dependents with benefits at least as favorable as those provided by the Company to its executives as of the date of termination.

               4.4.4 Reimbursement. Officer shall be entitled to reimbursement
                     -------------
from the Company for the reasonable costs and expenses incurred in connection with the performance of the duties and obligations provided for in this Agreement.

5.       Indemnification.

         The Company and Officer are parties to an Indemnification Agreement, pursuant to which, inter alia, the Company has agreed, on the terms and
                   ----- ----
conditions therein set forth, to indemnify Officer against certain claims arising by reason of the fact that he is or was an officer or director of the Company.

6.       Trade Secrets.

         Officer will not at any time during the Term hereof and for the three year period thereafter, in any fashion, form, or manner, unless specifically consented to in writing by the Company, either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, except in the ordinary course of the Company's business. All equipment, notebooks, documents, memoranda, report, files, samples, books, correspondence, lists, other written and graphic records, and the like, affecting or relating to the business of the


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Company, which Officer shall prepare, use, construct, observe, possess or control, shall be and remain the Company's sole property. Officer's obligation under the preceding sentence shall continue in effect after the end of Officer's employment with the Company and the obligations shall be binding on Officer's assigns, heirs, executors, administrators, and other legal representatives.

7.       Return of Corporate Property and Trade Secrets.

         Upon termination of this Agreement for any reason, Officer, or his estate in the event of his death, shall turn over to the Company all correspondence, property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or any of its subsidiaries or affiliates or comprising or relating to the Trade Secrets.

8.       Termination of Employment.

         8.1   Termination in Case of Death.
               ----------------------------

               8.1.1 Officer's employment hereunder shall terminate immediately upon the death of Officer.

               8.1.2 Upon termination of this Officer's employment pursuant to this Section 8.1, the Company shall pay to Officer's estate, on the Termination Date (as hereinafter defined), a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, and (y) the amount Officer would have earned as Base Salary during the twelve months following the Termination Date; provided, however, such amounts shall be reduced by the amount of any payments paid to Officer's estate or heirs under any life insurance policy maintained by the Company for the benefit of Officer pursuant to the provisions of Section 4.4 hereof. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all options to purchase the Common Stock of the Company which have been granted to Officer and which would have vested during the 24 months following the date of termination shall become immediately exercisable on the Termination Date and, notwithstanding any other agreement to the contrary, shall remain exercisable for the full term of each such option, and (y) the Company shall continue to provide for the benefit of Officer's family the medical benefits referred to in Section 4.4.3 hereof for the twelve months following the Termination Date.

         8.2   Termination in Case of Disability.
               ---------------------------------

               8.2.1 If Officer suffers a physical or mental disability which results in Officer being unable to perform his duties hereunder for a 26 consecutive week period, then the Board of Directors shall select a qualified physician to examine Officer and review his physical and mental capacity. If such physician determines in good faith that such physical or mental disability renders Officer incapable of performing his duties hereunder for a period of at least 26 consecutive weeks following the date of such physician's written opinion, then Officer's employment shall terminate effective 26 weeks following the date of such physician's written opinion.

               8.2.2 Upon termination of Officer's employment pursuant to this
Section 8.2, the Company shall pay to Officer, on the Termination Date, a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, and (y) the amount Officer would have earned as Base Salary during the twelve months following the Termination Date; provided, however, such
                                                         --------  -------
amount shall be reduced by the amount of any payments to be paid to Officer under any long-term disability insurance policy maintained by the Company for the benefit of Officer pursuant to Section 4.4.3. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all options to purchase the Common Stock of the Company which have been granted to Officer and which would have vested during the 24 months following the date of termination shall become immediately exercisable on the Termination Date and, notwithstanding any other agreement to the contrary, shall remain exercisable for the full term of each such option, and (y) the Company shall continue to provide to Officer all other benefits referred to in Section 4.4.3 hereof for the twelve months following the Termination Date.

         8.3   Termination By Officer for Cause.
               --------------------------------

               8.3.1 The employment of Officer hereunder shall terminate immediately upon written notice delivered by Officer to the Company upon the occurrence of any of the following events:

                     8.3.1.1 The willful breach of any of the material obligations of the Company to Officer under this Agreement following written notice delivered to the Company and a reasonable cure period not to exceed 30 days; or

                     8.3.1.2 The Company's chief executive offices are moved to a location outside of a ten mile radius of its current location;

               8.3.2 Upon termination of Officer's employment pursuant to this
Section 8.3, the Company shall pay to Officer, on the Termination Date, a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, and (y) the amount Officer would have earned as Base Salary during the twelve months following the Termination Date and (z) (i) in the event no previous annual bonus has been paid or is payable pursuant to this Agreement, 20% of Officer's Base Salary for each annual period (or portion thereof) during the twelve months following the Termination Date, or (ii) in the event at least one annual bonus has been paid or is payable to Officer, an amount equal to the greater of (x) the last annual bonus paid or payable to Officer, and (y) the average annual bonus based on all bonuses paid or payable to Officer pursuant to this Agreement. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all options to purchase the Common Stock of the Company which have been granted to Officer shall become immediately exercisable on the Termination Date and, notwithstanding any other agreement to the contrary, shall remain exercisable for the full term of each such option, and (y) the Company shall continue to provide to Officer all other benefits that would otherwise be payable to Officer pursuant to Section 4.4.3 hereof for the twelve months following the Termination Date.

     8.4       Termination by Officer Without Cause.
               ------------------------------------

               8.4.1 This Agreement shall terminate immediately upon delivery to the Company of written notice of termination by Officer without cause.


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               8.4.2 Upon termination of this Agreement pursuant to this Section
8.4, the Company shall pay to Officer, on the Termination Date, a lump sum payment of an amount equal to all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date.

     8.5       Termination By the Company Without Cause.
               ----------------------------------------

               8.5.1 The employment of Officer shall terminate immediately upon delivery to Officer of written notice of termination by the Company, which shall be deemed to be "without cause" unless termination is expressly stated to be pursuant to Sections 8.1, 8.2 or 8.6.

                     8.5.1.1 Upon termination of Officer's employment pursuant to this Section 8.5, the Company shall pay to Officer, on the Termination Date, a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, and (y) if (a) on the Termination Date, Officer has been continuously employed by the Company for at least nine months but less than fifteen months, the Company shall pay to Officer the amount Officer would have earned as Base Salary during the six months following the Termination Date; or (b) on the Termination Date, Officer has been continuously employed by the Company for at least fifteen months from the Effective Date, the Company shall pay to Officer the amount Officer would have earned as Base Salary during the twelve months following the Termination Date; and (i) in the event no previous annual bonus has been paid or is payable pursuant to this Agreement, 20% of Officer's Base Salary, or (ii) in the event at least one annual bonus has been paid or is payable to Officer, an amount equal to the greater of (x) the last annual bonus paid or payable to Officer, and (y) the average annual bonus based on all bonuses paid or payable to Officer pursuant to this Agreement. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all options to purchase the Common Stock of the Company which have been granted to Officer shall become immediately exercisable on the Termination Date and, notwithstanding any other agreement to the contrary, shall remain exercisable for the full term of each such option, and (y) the Company shall continue to provide to Officer all other benefits that would otherwise be payable to Officer pursuant to Section 4.4.3 hereof for the same number of months following the Termination Date for which Base Salary is payable hereunder.

     8.6       Termination by the Company for Cause.
               ------------------------------------

               8.6.1 The employment of Officer hereunder shall terminate immediately upon written notice delivered by the Company to the Officer of termination for "cause" by reason of:

                     8.6.1.1 Officer's conviction (including any plea of guilty or no contest) of (x) any felony or misdemeanor involving the embezzlement, theft or misappropriation of monies or other property of the Company or (y) any felony involving the embezzlement, theft or misappropriation of monies or other property or crime of moral turpitude;

                     8.6.1.2 The willful and continued neglect by Officer of his duties under this Agreement, but only if such neglect continues for 30 days following receipt by the Officer of written notice from the Company specifying such breach and demanding that Officer cease such activities;


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                     8.6.1.3 The willful breach of any of the material
obligations of the Officer to the Company under this Agreement following written notice delivered to the Officer and a reasonable cure period not to exceed 30 days;

               8.6.2 Upon termination of this Agreement pursuant to this Section 8.6, the Company shall pay to Officer, on the Termination Date, all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by the Officer to the Company through the Termination Date in a lump sum payment. The Company shall have no further obligation to the Officer pursuant to this Agreement.

     8.7       Termination Date. For purposes of Sections 8 or 9 hereof, the
               ----------------
term, "Termination Date", shall mean that date on which Officer's employment is terminated pursuant to Section 8 or 9, as applicable.

9.       Severance Payments Upon Change in Control.

     9.1       Severance Payment. Upon the occurrence of a Change in
               -----------------
Control (as defined in Section 9.5 below) of the Company, the employment of Officer hereunder shall terminate and the Company shall pay to Officer, on the fifth day following the date on which the Change of Control occurs (which for the purposes of this Section 9 shall be the Termination Date), a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, and (y) the Base Salary Officer would have earned during the twelve months following the Termination Date; and (z) (i) in the event no previous annual bonus has been paid or is payable pursuant to this Agreement, 20% of Officer's Base Salary, or
(ii) in the event at least one annual bonus has been paid or is payable to Officer, an amount equal to the greater of (x) the last annual bonus paid or payable to Officer, and (y) the average annual bonus based on all annual bonuses paid or payable to Officer pursuant to this Agreement.

     9.2       Continuation of Benefits. The Company shall continue for the that
               ------------------------
period of time which is the greater of twelve months following the Termination Date and the remaining scheduled Term of the Agreement to provide Officer with all benefits that would have been payable to him pursuant to Section 4.4.3 hereof if Officer had been employed by the Company during such period.

     9.3       Vesting of Options. In addition to the foregoing, and
               ------------------
notwithstanding the provisions of any other agreement to the contrary, upon the occurrence of a Change in Control, all options to purchase Common Stock of the Company which have been granted to Officer by the Company shall become immediately exercisable on the Termination Date and, notwithstanding any other agreement to the contrary, shall remain exercisable for the full term of each such option.

     9.4       Provision of Services Following Change in Control.  At the
               -------------------------------------------------
request of the Company, Officer shall continue to serve hereunder for a period of up to 180 days following the Termination Date. If the Company requests Officer to perform such services, Officer shall be compensated from and after the Termination Date for the period that Officer actually remains employed by the Company at his then current Base Salary. Any such amounts payable to Officer shall be in addition to and not in lieu of the amounts payable to Officer under
Section 9.1 above. Upon the later to


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occur of an occurrence of a Change of Control or the termination of any period during which Officer continues to provide services as aforesaid, Officer's employment hereunder shall terminate.

         9.5     Change in Control. For purposes of this Section 9, "Change in
                 -----------------
Control" of the Company shall be deemed to have occurred if (a) there shall be consummated (x) any consolidation or merger of the Company into or with another Person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), if Green Equity Investors III, L.P. ("GEI III") or any co-investor, or affiliate, related party or entity controlled by Leonard Green & Partners, L.P. (LGP") (collectively, the "GEI Group") owns less than 50% of the voting control of the surviving corporation immediately after the merger, or (y) any sale, lease or other transfer (in one transaction or a series of related transactions) of all of the assets of the Company or either of its laboratory or hospital operating divisions; provided however, no payment pursuant to Section 9.1 shall be payable
           -------- -------
if Officer agrees to the transactions set forth in this Subsection 9.5(y), or
(b) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (c) any Person shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) prior to the time (if any) that the Company issues any equity securities pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a greater number of voting securities of the Company than the GEI Group), or (d) after such time (if any) that the Company issues any equity securities pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any Person (other than the GEI Group) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the voting securities of the Company.

         The parties believe that the payments pursuant to Sections 8 and 9 hereof do not constitute "Excess Parachute Payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding such belief, if any benefit under these sections constitutes an "Excess Parachute Payment," the Company shall pay to Officer an additional amount ("Tax Payment") such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law. Such Tax Payment shall be paid to Officer concurrently with the severance payment referred to in Section 9.1 above.

10.      No Mitigation.

         The payments required to be paid to Officer by Company pursuant to Sections 8 and 9 shall not be reduced by or mitigated by amounts which Officer earns or is capable of earning during any period following his Termination Date.

11.      Injunctive Relief.

         Officer hereby recognizes, acknowledges and agrees that in the event of any breach by Officer of any of his covenants, agreements, duties or obligations hereunder, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Officer therefore agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the
event of any breach by Officer of any of the covenants, agreements, duties or obligations hereunder, the Company or its subsidiaries shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company or its subsidiaries or any of the covenants, agreements, duties or obligations of Officer hereunder, or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or its subsidiaries thereof resulting therefrom; provided, however, that nothing contained in this Section 11 shall be
           --------  -------
deemed or construed in any manner whatsoever as a waiver by the Company or its subsidiaries of any of the rights which any of them may have against Officer at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Officer of any of his covenants, agreements, duties or obligations hereunder.

12.      Miscellaneous.

         12.1    Entire  Agreement.  This Agreement  contains the entire
                 -----------------
understanding of the parties hereto relating to the subject matter hereof and cannot be changed or terminated except in writing signed by both Officer and the Company.

         12.2    Limited Liabilities. All liabilities incurred by Officer in his
                 -------------------
capacity as an officer hereunder shall be incurred for the account of the Company, and Officer shall not be personally liable therefor. Officer shall not be liable to the Company, or any of its respective subsidiaries, affiliates, employees, officers, directors, agents, representatives, successors, assigns, stockholders, and their respective subsidiaries and affiliates, the Company shall, and hereby agrees to, indemnify, defend and hold Officer harmless from and against any and all damages and/or loss or liability (including, without limitation, all costs of defense thereof), for any acts or omissions in the performance of service under and within the scope of this Agreement on the part of Officer.

         12.3    Notices. All notices, requests and other communications
                 -------
(collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by facsimile transmission with a copy delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

                 If the Company:     12401 West Olympic Blvd.
                                     Los Angeles, California  90064

                 Attention:          Board of Directors

                 Facsimile No.:      (310) 584-6701

                 If to Officer:      Neil Tauber
                                     12401 West Olympic Blvd.
                                     Los Angeles, California  90064

         Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be
                  ----
deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section 12. 3.

         12.4    Governing Law. This Agreement has been made and entered into in
                 -------------
the state of California and shall be construed in accordance with the laws of the State of California without regard to the conflict of laws principles thereof.

         12.5    Counterparts. This Agreement may be executed in any number of
                 ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         12.6    Severable Provisions. The provisions of this Agreement are
                 --------------------
severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

         12.7    Successors and Assigns. This Agreement and all obligations and
                 ----------------------
benefits of Officer and the Company hereunder shall bind and inure to the benefit of Officer and the Company, their respective affiliates, and their respective successors and assigns.

         12.8    Amendments and Waivers. No amendment or waiver of any term or
                 ----------------------
provision of this Agreement shall be effective unless made in writing. Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.

         12.9    Title and Headings. The titles and headings contained in this
                 ------------------
Agreement are included for convenience only and form no part of the agreement between the parties.

         12.10   Survival. Notwithstanding anything to the contrary contained
                 --------
herein, the provisions of Sections 6, 7, 8, 9, and 11 shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

                                        VCA Antech, Inc.
                                        ----------------------------------------




                                        By /s/ Robert L. Antin
                                          --------------------------------------
                                        Its: Chief Executive Officer
                                            ------------------------------------


ACCEPTED AND AGREED TO:


/s/ Neil Tauber
--------------------------------
    Neil Tauber
--------------------------------

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